Exhibit 10.1

March 28, 2008

Michael Barrow

Dear Michael,

It is my pleasure to extend you an offer to join International Rectifier. Subject to Board approval, your initial position will be EXECUTIVE VICE PRESIDENT AND CHIEF OPERATIONS OFFICER, reporting to Oleg Khaykin, CEO, at a starting annual rate of $350,000.

This offer includes the following:

•                  Stock Options:  When the company is again current in its SEC reporting obligations, management will recommend to Compensation Committee of the Board of Directors that you be granted an option to purchase 75,000 (seventy-five thousand) shares of IR common stock.  The exercise price of the options would equal to the fair market value of a share of the company’s common stock as of the actual date of grant.  Any grant is subject to the approval of the committee and will also be subject to the terms and conditions of the company’s 2000 Incentive Plan and the company’s standard vesting requirements and form of option agreement for employee stock option grants under the plan.

•                  Restricted Shares:  When the company is again current in its SEC reporting obligations, management will recommend to Compensation Committee of the Board of Directors that you be granted an award of 25,000 restricted stock units. The restricted stock units shall be paid, upon vesting, in an equal number of shares of the company’s common stock.  Any grant is subject to the approval of the Compensation Committee and will also be subject to the terms and conditions of the company’s 2000 Incentive Plan and the company’s standard vesting requirements and form of agreement for restricted stock units issued under the plan.

•                  Incentive Plan:  You will participate in the semi-annual executive incentive plan, with a target payout of seventy (70%) percent of your base salary.  The incentive objectives include corporate and individual objectives and are established by your manager and the Compensation Committee of the Board of Directors.

•                  Car Allowance:  If you relocate to El Segundo, CA or Temecula, CA, you will receive $560.00 a month car allowance.  Employees receiving a car allowance must purchase insurance coverage and provide evidence of such insurance to the Corporate Treasury department.  Insurance maintained by the employee on the vehicle should be no less than $100,000.00 bodily injury, each person 300,000.00 each accident and $50,000.00 property damage each accident.

•                  International Rectifier’s Executive Relocation package:  A copy of the company’s standard relocation policy is included for your reference.  The relocation package must be used within twelve (12) months of your start date.   As a supplement to the company’s standard policy, you will be eligible for the following:

•                  Temporary Living Assistance:  International Rectifier will provide you with up to four (4) months of temporary living assistance not to exceed $3000.00 per month, while you and your family make the transition to the Los Angeles/Southern California area.

•                  Closing assistance on the sale of your current residence: International Rectifier will reimburse you a maximum of six (6%) percent towards closing costs on the sale of your current residence (maximum reimbursable sales price of US$600,000 will apply).

•                  Closing assistance on the purchase of a home in the Los Angeles/Southern California area:  International Rectifier will reimburse you up to two (2%) percent for closing costs on the purchase of a home in the Los Angeles/Southern California area (maximum reimbursable purchase price of US$1,000,000 will apply).

•                  Tax Relief:  Items related to your relocation package which are considered taxable will be grossed up to offset tax liabilities you may incur.

•                  Reimbursement: In accordance with the company’s standard relocation policy, if you terminate employment with the company within 12 months of your hire date, you will be held responsible for reimbursing the company  for 100% of the relocation expenses incurred in association with the above supplemental relocation benefits.  If you terminate employment within two years, you will be responsible for 50% of such costs.

•                  International Rectifier Benefits:  This offer includes paid time off, medical, dental, life insurance, 401(k) plan, stock purchase plan, and all other benefits in accordance with standard company plans and any revisions thereof.

Employment at International Rectifier is contingent upon proof of legal right to work in the United States, satisfactorily completing a post-offer physical examination, drug test and background check. Arrangements will be made to accomplish this upon the acceptance of this offer. Your employment is at will and can be terminated by either party at any time, for any reason, with or without cause. International Rectifier reserves the right to change the terms and conditions of anyone’s employment at any time.

New Hire Orientation will be held from 9:15am - 3:00pm on your first day. Please report to the first floor reception area at 101 N. Sepulveda Blvd. El Segundo, CA 90245.

Your acceptance of this offer and the conditions upon which it is made will be confirmed by your signing and returning this agreement. This offer will expire if not accepted by March 31, 2008.

Please let me know if you have any questions.  We’re looking forward to you joining the IR senior leadership team.

Sincerely,

L. P. Quiggle

Vice President, Human Resources

Acknowledgement & acceptance

Your acceptance of this offer and the conditions upon which it is made will be confirmed by your signing and returning this agreement

Michael Barrow	L. P. Quiggle
Vice President, Human Resources
3/30/08	3/31/08
Date	Date